Exhibit 10.7

April 23, 2014

Dear Mr. Rubinstein,

This letter serves as a formal agreement between RestorGenex (formerly Stratus Media Group) and yourself regarding board of director’s fees earned by you during your service as a director. This will confirm that you have agreed to accept the following sums as all amounts due and owing to you for all service as a board member and employee excluding stock and cash owed to you as director only since January 1, 2014:

•                  Cash: $100,000 (to be paid upon the closing of $7.5MM in funding); and

•                  $150,000 (to be paid within 4 months of closing $7.5MM in funding)

•                  Common stock: 1,250 shares

Please sign below. Please let me know if you have any questions. Thank you.

Sincerely,

/s/ Tim Boris
Tim Boris
General Counsel
RestorGenex Corporation
/s/ Jerold Rubinstein
Jerold Rubinstein